                                                                    EXHIBIT 99.2

I, Joseph Tung, certify that set forth below is a fair and accurate summary English translation of the required document included as an exhibit to this Registration Statement.

                                              BY: /s/ Joseph Tung
                                                  ----------------------------
                                                  Title: CFO/Director
                                                  Dated: April 30, 2003



              CO-BUILDING AGREEMENT (SUMMARY ENGLISH TRANSLATION)


                                                            Date: April 17, 2003

Parties:

Advanced Semiconductor Engineering Inc. ("Party A")
  and
Hung Ching Development & Construction Co., Ltd. ("Party B")

Whereas, Party A will provide the land and mandate Party B as the real estate contractor to build an Intellectual Factory/Office Building ("Building"). Both parties entered into a Honlai Factory Investment and Construction Contract ("Contract"). Pursuant to Article 3 of the Contract, both parties agree to enter into this Co-Building Agreement ("Agreement") and agree as follows:

1.   Target of Co-Building

     Party A will provide a leased parcel of land (land register Nos. 669, 670, 671, 672, 673, 674 and 675, Sub-section 2, Hoping Section, Nantze Section), with an area of 15,511 square meters and Party B will fund and build a factory/office building with 10 stories above the ground and 1 story beneath the ground and a parking building with 13 stories above the ground.


2.   Responsibility of Construction

     (1) Party B shall retain an architect to design the Building who shall be responsible for applying construction licenses and building registrations.

          Party B shall carry out the construction in accordance with the architect's design (as approved by the regulator) and shall apply for the approvals and licenses. Any change in the design requested by Part A shall be made after a prior written notice to Part B, and the period for amending construction licenses shall not be counted when calculating the time limit for the completion of construction.

     (2) Any dispute relating to construction of the Building shall be the sole responsibility of Party B, but Party A shall provide necessary assistances if needed.

3.   Construction Costs and Expenses

     (1) Unless otherwise stipulated in this Agreement, Party B shall be responsible for the total construction costs and expenses, including fees for retaining designer and construction management companies for the planning, design, supervision, coordination and management, construction costs, governmental administration fees, insurance premium for the construction and premium for liability insurances.

     (2) Any increase in the construction costs and expenses resulted from Party A's request for change in the design shall be reimbursed by Party A to Party B based on actual costs.

4.   Allocation of Stories

     (1) Party A will be allocated with the first and second story (including public area) with an area of 21,809.67 square meters and Party B will be allocated with the third to the tenth story (including public area) with an area of 86,214.49 square meters. The details of allocation are listed in the Annex 1 as attached.

     (2) Party A and its designated affiliates will have the right-of-first-refusal to purchase the same if Party B intends to sell its allocated portions of the Building. The actual portion and price shall be subject to negotiations between both parties.

5.   Time Limit for Completion

     Party B shall commence the construction after the construction license is issued by the regulator, and shall complete the construction within the valid period of the license, but the time limit shall not apply if agreed upon by both parties, caused by change in the design, limitations under applicable laws and regulations, force majeure or other causes attributable to Party A.

6.   Constructor

     (1) The constructor as shown on the construction license shall be Party A and Party B.

     (2) Party A and Party B shall at all times coordinate with each other and shall not delay in handling affairs regarding construction license, usage license, any amendment in accordance with laws and regulations, etc.

7.   Tax and Expenses

     Any taxes and expenses arising from the change of constructor shall be paid by the obligor as required under the tax laws.

8.   Annex

     The following annexes shall be deemed as part of this Agreement and have the same effect of this Agreement:

     (1)  Annex 1: list of construction materials and facilities.

     (2)  Annex 2: table of allocation of area.

9.   Warranties

     Party B shall warrant on the structure of the Building for fifteen years starting from the delivery of the Building.

10.  Penalties

     In case of delay (attributably to Party B) in completing the construction within the time limit, Party B shall pay to Party A 0.075% of the total construction costs and expenses as penalties on a daily basis for each day during the period of delay, except the delay is resulted from the following events:

(1) if Party A fails to coordinate with Party B for handling related administrative procedures within a period mutually agreed by both parties;

(2)  the change in the design requested by Party A; or

(3) force majeure, change of laws and regulations or other causes not attributable to Party B.

11.  Breach of Agreement

     One party to this Agreement may, be giving a notice to the other party which is in breach of this Agreement specifying therein a period for not less than 30 days, request the breaching party to cure the breach and if such party fails to do so, the former may claim for compensations for related damages from the party in breach.

12. In the event any dispute arises in connection with this Agreement, Party A and Party B agree that the Kaohsiung District Court shall be the court of first instance.

13. In the event this Agreement is not complete, both parties shall handle in good faith. Both parties may enter into separate written agreements if necessary and such written agreements will be deemed as a part of this Agreement.

14. This Agreement will be executed in two counterparts and come into effect on the date of signing. Each of Party A and Party B will hold one counterpart. In the event it is necessary to apply for approval from the N.E.P.Z. administration, Party A and Party B shall make further copies of this Agreement for such application purpose.

Party A: Advanced Semiconductor Engineering Inc. [Company chop]

         Representative: John Ho [Signature and chop]

         Address: 26, Chin 3rd Rd., N.E.P.Z. Nantze, Kaohsiung

Party B: Hung Ching Development & Construction Co., Ltd. [Company chop]

     Representative: Yen Yi Tseng [Signature and chop]

     Address: 10F, No. 420, Keelung Rd., Sec. 1, Taipei

[Annex 1 and Annex 2]